Exhibit 3

EXECUTION COPY

MONROE VOTING AGREEMENT, dated as of May 9, 2016 (this “Agreement”), among SBEEG Holdings, LLC, a Delaware limited liability company (“Trousdale”) and Yucaipa Hospitality Investments, LLC (the “Stockholder”). Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Merger Agreement (as defined below).

WHEREAS, Morgans Hotel Group Co., a Delaware corporation (“Monroe”), Trousdale and Trousdale Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Trousdale (“Sub-S”), entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS the Stockholder owns the number of shares of Monroe Capital Stock set forth opposite its name on Schedule A hereto (such shares of Monroe Capital Stock, together with any other shares of capital stock of Monroe acquired by the Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Trousdale requested that the Stockholder enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.              Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Trousdale as follows:

(a)         Authority; Execution and Deliver; Enforceability. The Stockholder has all requisite power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by the Stockholder of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Stockholder. The Stockholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms. The execution and delivery by the Stockholder of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Stockholder under, any organizational documents of the Stockholder, any provision of any Contract to which the Stockholder is a party or by which any properties or assets of the Stockholder are bound, or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Applicable Law applicable to the Stockholder or the properties or assets of the Stockholder. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Stockholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby. The Stockholder owns 75,000 shares of Monroe Series A Preferred Securities and owns the Monroe Warrants to purchase 12,500,000 shares of Monroe Common Stock.

(b)         The Subject Shares. The Stockholder is the beneficial owner of and has good and valid title to, the Subject Shares, free and clear of any Liens. The Stockholder does not own, of record or beneficially, any shares of capital stock of Monroe other than the Subject Shares. The Stockholder has the sole right to vote the Subject Shares, and none of the Subject Shares are subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares, except as contemplated by this Agreement.

(c)          Merger Agreement. The Stockholder understands and acknowledges that Trousdale is entering into, and causing Sub-S to enter into, the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

Section 2.              Representations and Warranties of Trousdale.

(a)         Representations and Warranties of Trousdale. Trousdale hereby represents and warrants to the Stockholder as follows: Trousdale has all requisite limited liability company power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Trousdale of this Agreement and consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Trousdale. Trousdale has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Trousdale, enforceable against Trousdale in accordance with its terms. The execution and delivery by Trousdale of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Trousdale under, any organizational documents of Trousdale, any provision of any Contract to which Trousdale is a party or by which any properties or assets of Trousdale are bound or, subject to the filings and other matters referred to in the next sentence, any provision of any Judgment or Applicable Law applicable to Trousdale or the properties or assets of Trousdale. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Trousdale in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than such reports by Trousdale under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby. Neither Trousdale nor any of its Affiliates beneficially owns any shares of Monroe Capital Stock.

Section 3.              Agreement to Vote; Other Covenants of the Stockholder. The Stockholder covenants and agrees as follows:

(a)         Agreement to Vote.

(1)         In Favor of Merger. Subject to the representation made in the last sentence of Section 2 of this Agreement remaining true and accurate and the covenant made in the last sentence of Section 5 of this Agreement being performed in all respects, at any meeting of the stockholders of Monroe called to seek the Monroe Stockholder Approval or in any other circumstances upon which a vote, consent or other approval with respect to the Merger Agreement, any other Transaction Agreement, the Merger or any other Transaction is sought, the Stockholder (i) shall, if a meeting is held, appear at such meeting or otherwise cause the Subject Shares to be counted as present at such meeting for purposes of establishing a quorum and (ii) shall vote (or cause to be voted) the Subject Shares in favor of granting the Monroe Stockholder Approval. Subject to the representation made in the last sentence of Section 2 of this Agreement remaining true and accurate and the covenant made in the last sentence of Section 5 of this Agreement being performed in all respects, Stockholder hereby consents and approves Monroe’s entry into, performance of and consummation of the Merger Agreement and with respect to any actions by Monroe that may be required for the purpose of complying with its obligations to consummate the transactions contemplated by the Merger Agreement, such consent and approval being given under Section 5.6(a) of that certain Securities Purchase Agreement, dated as of October 15, 2009, by and between Monroe, Yucaipa American Alliance Fund II, L.P. and Yucaipa American Alliance (Parallel) Fund II, L.P. and under Section 8(c) of that certain Certificate of Designation of Monroe, dated as of October 15, 2009.

(2)         Against Other Transactions. Subject to the representation made in the last sentence of Section 2 of this Agreement remaining true and accurate and the covenant made in the last sentence of Section 5 of this Agreement being performed in all respects, at any meeting of stockholders of Monroe or at any postponement or adjournment thereof or in any other circumstances upon which the Stockholder’s vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger, consolidation, combination or sale of substantially all of Monroe’s assets, or any reorganization, recapitalization, dissolution, liquidation or winding up of or by Monroe (other than the Merger Agreement and the Merger and other than in accordance with the Merger Agreement or the Transaction Agreements), (ii) any Monroe Takeover Proposal and (iii) any amendment of the Monroe Charter or the Monroe Bylaws or other proposal or transaction involving Monroe or any Monroe Subsidiary (other than in accordance with the Merger Agreement or the Transaction Agreements), which amendment or other proposal or transaction requires a Monroe stockholders’ vote and would in any manner be reasonably expected to (i) prevent (A) the performance by Monroe of its obligations under the Merger Agreement or any other Transaction Agreement or (B) the consummation of the Merger or any other Transaction or (ii) change in any manner the voting rights of any class of Monroe Capital Stock. The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

(3)         Revoke Other Proxies. The Stockholder represents that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable, and such proxies are hereby revoked.

(4)         IRREVOCABLE PROXY. Subject to the representation made in the last sentence of Section 2 of this Agreement remaining true and accurate and the covenant made in the last sentence of Section 5 of this Agreement being performed in all respects, the Stockholder hereby irrevocably grants to, and appoints, Trousdale, and any individual designated in writing by Trousdale, and each of them individually, as the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares in a manner consistent with this Section 3(a). The Stockholder understands and acknowledges that Trousdale is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3(a) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL. For the avoidance of doubt, the Stockholder may vote the Subject Shares on all matters other than those set forth in this Section 3(a)(4). The irrevocable proxy and power of attorney granted hereunder shall automatically terminate upon the termination of this Agreement.

(b)         No Transfer. Other than pursuant to this Agreement, the Stockholder shall not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift, merger or operation of law), encumber, hedge or utilize a derivative to transfer the economic interest in (collectively, “Transfer”), or enter into any Contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, any Subject Shares to any person other than pursuant to the Merger, other than Transfers to Affiliates, limited partners, members or immediate family members of the Stockholder, a trust established for the benefit of the Stockholder and/or for the benefit of one or more members of the Stockholder’s immediate family, or charitable organizations, or upon the death of the Stockholder (collectively, a “Transferee”), provided that, as a condition to such Transfer, such Transferee enters into a joinder to this Agreement in a form reasonably acceptable to Trousdale, which shall provide that such Transferee agrees to be bound by this Agreement and the terms, conditions and obligations hereof, (ii) enter into any voting arrangement, whether by proxy, voting agreement, voting trust or otherwise (including pursuant to any loan of Subject Shares), with respect to any Subject Shares, or (iii) commit or agree to take any of the foregoing actions.

(c)          No Solicitation. The Stockholder shall not, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other adviser or representative of, the Stockholder to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any Monroe Takeover Proposal, (ii) enter into any agreement with respect to any Monroe Takeover Proposal or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Monroe Takeover Proposal. The Stockholder shall promptly and in no event later than forty-eight (48) hours advise Monroe and Trousdale orally and in writing of any Monroe Takeover Proposal or inquiry made to the Stockholder that could reasonably be expected to lead to any Monroe Takeover Proposal, and the identity of the person making any such Monroe Takeover Proposal or inquiry and the terms of any such Monroe Takeover Proposal or inquiry.

(d)         Commercially Reasonable Efforts. The Stockholder shall not take any action that causes or could reasonably be expected to cause any condition to consummation of the Merger and the other Transactions not to be satisfied. The Stockholder shall not issue any press release or make any other public statement with respect to any Transaction Agreement, the Merger or any other Transaction without the prior consent of Monroe and Trousdale, except as may be required by Applicable Law (including, for the avoidance of doubt, making disclosure of the Transactions or entry into this Agreement in order to avoid violating the federal securities laws). For the avoidance of doubt, nothing herein shall be deemed to require the Stockholder to consummate the Rollover Investment if the conditions in the Rollover Letter are not satisfied.

(e)          Dual Hat Provision. This Agreement applies to the Stockholder solely in its capacity as a stockholder of Monroe and does not apply to the actions, judgments or decisions of any of the Stockholder’s officers, directors, employees or affiliates (as defined in the Merger Agreement) in his or her capacity as a director or officer of Monroe (including for the avoidance of doubt, exercising his or her fiduciary duties).

(f)           Waiver of Appraisal Rights. The Stockholder hereby consents to and approves the actions taken by the Monroe Board in approving the Transaction Agreements, the Merger and the other Transactions. The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the Merger unless this Agreement is terminated.

Section 4.              Termination. This Agreement shall automatically terminate upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) without the Stockholder’s written consent, any amendment of the Merger Agreement that reduces the Merger Consideration or changes the form of the Merger Consideration, (iv) the Outside Date, or (v) in the event that the Monroe Board withdraws or modifies its approval or recommendation of the Merger and/or the Merger Agreement in accordance with the Merger Agreement and, in connection therewith, approves or recommends a Superior Monroe Proposal, in accordance with the Merger Agreement. The termination of this Agreement shall not relieve the liability of either party for breach hereof prior to such termination.

Section 5.              Additional Matters. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Trousdale may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement. Neither Trousdale nor any of its Affiliates shall acquire beneficial ownership of any shares of Monroe Capital Stock from and after the date hereof until the Closing.

Section 6.              General Provisions.

(a)         Most Favored Nation. Trousdale hereby agrees that in the event it enters into a voting agreement with another holder of Monroe Capital Stock that provides rights and benefits to such holder that are different than those of the Stockholder contained herein, Trousdale shall offer the Stockholder the opportunity to obtain the same rights and benefits provided for in such agreement, subject to the same terms and conditions set forth therein.

(b)         Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(c)          Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Trousdale (and with a copy to Monroe) in accordance with Section 9.02 of the Merger Agreement and to the Stockholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(d)         Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(e)          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

(f)           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective against Trousdale when one or more counterparts have been signed by Trousdale and delivered to the Stockholder. This Agreement shall become effective against the Stockholder when one or more counterparts have been executed by the Stockholder and delivered to Trousdale. Each party need not sign the same counterpart.

(g)          Entire Agreement; No Third-Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements, understandings and representations, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(h)         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of laws principles of such State.

(i)             Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by Trousdale without the prior written consent of the Stockholder or by the Stockholder without the prior written consent of Trousdale, and any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

(j)            Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or in any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any Federal court located in the State of Delaware in the event any suit, action or proceeding arises out of or relating to this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any suit, action or proceeding arising out of or relating to this Agreement in any court other than any Delaware state court or any Federal court located in the State of Delaware and (d) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

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IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

SBEEG HOLDINGS, LLC

By	/s/ Sam Nazarian
Name: Sam Nazarian
Title: Chariman & Chief Executive Officer

IN WITNESS WHEREOF, each party has duly executed this Agreement, all as of the date first written above.

YUCAIPA HOSPITALITY INVESTMENTS, LLC

By	/s/ Robert P. Bermingham
	Name:	Robert P. Bermingham
	Title:	Vice President and Secretary

SCHEDULE A

Number and Type of Shares of Monroe
Name and Address	Capital Stock
Yucaipa Hospitality Investments, LLC	0 shares of Common Stock
9130 Sunset Blvd.
Los Angeles, CA 90069